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      DIDAX INC. TO AUTHORIZE REDEMPTION OF COMMON STOCK PURCHASE WARRANTS

Chantilly, VA -- January 6, 1999 -- DIDAX INC. (NASDAQ: "AMEN"), creator of the award-winning crosswalk.com(TM) Web site (http://www.crosswalk.com), today announced its intention to authorize the redemption of its publicly traded Redeemable Common Stock Purchase Warrants (Nasdaq: "AMENW"). If all of the outstanding Warrants are exercised, the cash inflow to DIDAX would be over $14 million. Warrants may be exercised by contacting American Stock Transfer & Trust Co. at 1-800-937-5449.

Mr. William Parker, CEO and President of DIDAX INC., said that "This call for redemption has been a critical piece of our capital strategy since the initial public offering of both Common Stock and Common Stock Purchase Warrants. The cash infusion from exercised warrants will help to solidify crosswalk.com's position as the premier portal for the online Christian community. We believe that this funding provides even more stable footing for expansion into and consolidation of this large and growing market. Being debt free, all of this funding can flow towards new content channels and services - like personalization - that meet the daily needs of individuals, families, churches and ministry organizations using crosswalk.com. Marketing efforts - bolstered by our 73% traffic surge in the fourth quarter - will also increase as we work to broaden our base of membership and the intensity of usage by our members. Funding will also support potential acquisition strategies and the development of strategic alliances that provide leverage in our market niche."

"We are pleased that the market is recognizing the value of the investments we have made to date through the implementation of our business plan, Parker added." "This additional capital will permit management to be more opportunitistic in deploying investments pursuant to this plan. Capital is vital to the continuing success of Internet based business models as we build our subscriber base. We feel that this move will continue to enhance value both to our shareholders and the community we serve."

The Company issued 2,875,000 Redeemable Common Stock Purchase Warrants in its initial public offering, effective September 24, 1997, of which 2,561,925 remain outstanding. Under the terms governing these Warrants, Warrant holders may exercise their right to purchase a share of DIDAX common stock at an exercise price of $5.75. If Warrant holders do not exercise this right, DIDAX may, for $.25 per Warrant, redeem the outstanding Warrants if DIDAX's common stock closing bid price averages over $10.00 per share for thirty consecutive trading days. Such a period ended on January 4, 1999. The common stock that underlies the Warrants is registered under a post-effective amendment to the Company's initial public offering registration statement, which was declared effective by the Securities and Exchange Commission on July 29, 1998. The redemption notice and accompanying prospectus are scheduled to be mailed to the registered holders of the Warrants by Wednesday January 13, 1999, and the redemption is scheduled for Friday, February 12, 1999.

Crosswalk.com(TM) is an online Christian community portal offering a growing range of channels, resources and services that cover the spectrum of life within a Christian context. With a focus on "information for Christians, not just Christian information", site visitors and members can now tap into channels targeting music, personal finance, and careers, lifestyle channels focusing on issues for men and women, and services ranging from free Web access filtering and a full-Web filtered search engine to online shopping, family-friendly movie reviews, games, chat, forums, local events, news, free email and more.

DIDAX INC. is primarily known as the creator of CROSSWALK.COM(TM) (www.crosswalk.com), the 1998 Christian Web Site of the Year. The Company generates revenues through the sale of sponsorships and advertising; the online retailing of Christian and family-friendly products manufactured or developed by others (music, books, apparel, gifts, etc.); commissions and referral fees from co-marketing relationships; memberships in affinity marketing programs (affording participants price discounts and other benefits of group purchasing power); and to a lesser extent, the continuing provision of technology services to various Christian organizations.

Safe Harbor - This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, the management of growth, market acceptance of certain products and other risks. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect DIDAX's future results, please see the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations. Copies of these filings are available upon request from DIDAX investor relations.


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Contact: Gary Struzik 703-968-4808 Ext. 23 or struzik@didax.com